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                                                                    EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Summit Design, Inc. and subsidiaries of our report dated January 30, 1998, except for Note 20 as to which the date is September 20, 1998, relating to the consolidated financial statements of Summit Design, Inc., and subsidiaries, which appears in such Prospectus. We also consent to the use of our report on the Financial Statement Schedule for the three years ended December 31, 1997 appearing on page S-1 of this Registration Statement. We also consent to the references to us under the heading "Experts" in such Prospectus.


                                          PricewaterhouseCoopers



Portland, Oregon
November 9, 1998